Example Template : 77O





















DWS RREEF GLOBAL INFRASTRUCTURE FUND










N-Sar January 1, 2014 - June 30, 2014










Security Purchased
Cusip
Purchase/
Trade
Date
 Size (Shr) of
Offering
Offering
Price of
Shares
Total ($) Amt of
Offering
 Amt of
shares
Purch
by Fund
% of Offering
Purchased by
Fund
% of
Funds
Total
Assets
Brokers
Purchased
From
PBF Logistics LP
PBFX
5/9/2014

$23.00
$316,250,000
300,000
0.19%

UBS,BCLY,CITI,CS,DB,MS,WELLS
UBS